Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 20, 2026 by and among Greenland Mines Ltd, a Delaware corporation (“Purchaser”), Greenland Rare Earths Corp., a Delaware corporation (“Merger Sub”), Neo North Star Resources, Inc, a Delaware corporation (“Neo”), the stockholders of Neo set forth on Schedule A hereto (the “Neo Stockholders”), and Lazaros Nikeas, a resident of New York, as the representative of the Neo Stockholders (the “Neo Stockholder Representative”). Each of the Purchaser, Merger Sub, Neo and the Neo Stockholders are referred to herein individually as the “Party” and collectively as the “Parties.”

WHEREAS, Neo is the owner, through Qaatsuitsup Ulloriaa (a branch domiciled in Greenland with CVR number 43676237, and registered address C/O Nuna Advokater, Qullilerfik 2, 6., Postboks 59, 3900 Nuuk, Greenland), of certain mining and mineral rights and related interests, being the rights more particularly described on Schedule B attached hereto (collectively, the “Mining Rights”);

WHEREAS, the Neo Stockholders own, in the aggregate, 100% of the issued and outstanding shares of Neo Common Stock; and

WHEREAS, Purchaser, Merger Sub, and Neo intend to effect a merger of Neo with and into Merger Sub (the “Transaction”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Transaction, Neo will cease to exist as a separate corporate entity, and Merger Sub will survive as a wholly-owned subsidiary of Purchaser.

WHEREAS, the respective board of directors of Purchaser, Merger Sub, and Neo have approved this Agreement and the consummation of the transactions contemplated hereby, including the Transaction, the boards of directors of Neo Company and Merger Sub have declared the Transaction and this Agreement to be advisable and in the best interests of their respective stockholders, and Purchaser has approved the Transaction and adopted this Agreement as the sole stockholder of Merger Sub.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1. The Merger

1.1. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, on the Closing Date (as defined below), Neo shall be merged with and into Merger Sub and the separate corporate existence of Neo shall cease. After the Transaction, Merger Sub shall continue as the surviving corporation in the Transaction (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware. The Transaction shall have the effect as provided in the applicable provisions of this Agreement and the DGCL. Without limiting the generality of the foregoing, on the Closing Date, all the rights, privileges, immunities, powers and franchises of Neo and Merger Sub shall vest in the Surviving Corporation and all restrictions, obligations, duties, debts and liabilities of Neo and Merger Sub shall be the restrictions, obligations, duties, debts and liabilities of the Surviving Corporation.

1.2. The Closing. The closing of the Transaction (the “Closing”) shall occur on a date mutually agreeable by the parties within five (5) business days following the satisfaction or, if permitted pursuant hereto, waiver of the conditions to Closing of each party set forth below (the “Closing Date”) at 10:00 a.m. local time at the offices of Cyruli Shanks & Zizmor, LLP, or such other time or location as the parties hereto shall agree. At the Closing, each of the parties hereto shall deliver all such documents, instruments, certificates and other items as may be required under this Agreement or the Ancillary Documents or otherwise. The Parties acknowledge and agree that they will use their respective commercially reasonably best efforts to cause the Closing to occur on or before the Termination Date (as defined below). On the Closing Date, the Parties shall cause the Transaction to be consummated by filing a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as required by, and executed in accordance with, the relevant provisions of the DGCL. The date and time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware shall be the “Effective Time”.

1.3. Effect on Securities. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Transaction and without further action of the Neo Stockholders or any other Person, (a) each share of Neo Common Stock issued and outstanding as of immediately prior to the Effective Time that is not a Dissenting Share shall be automatically converted into the right to receive (without interest), when and if payable or released to the holder of such share of Neo Common Stock, in accordance with the provisions of this Agreement, the consideration as set forth on Schedule C-1, Schedule C-2 or Schedule C-3 hereto, as applicable pursuant to Section 1.5, and (b) each share of common stock of Merger Sub issued and outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, be converted into one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.00001 per share, of the Surviving Corporation.

1.4. Effect on Surviving Corporation. From and after the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation in effect at the Effective Time shall be the same as the certificate of incorporation of Merger Sub until amended in accordance with the DGCL, except that the name of the corporation set forth therein shall be changed to the name of Neo;

(b) the bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to the name of Neo; and

(c) until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of Merger Sub at the Effective Time shall be the directors and officers of the Surviving Corporation.

1.5. Merger Consideration. Subject to the terms and conditions of this Agreement, the total consideration for the Transaction shall be $US35,000,000 (the “Purchase Price”) of which US$20,000,000 shall consist of cash (the “Cash Consideration”) and US$15,000,000 shall consist of newly issues shares of Purchaser’s common stock (the “Consideration Shares”), valued at a price per share equal to the volume-weighted average trading price of such shares for the twenty (20) trading days immediately preceding the date hereof. No certificates or scrip representing fractional Consideration Shares shall be issued pursuant to this Section 1.5. In lieu of any such fractional securities, each Neo Stockholder who would otherwise have been entitled to a fraction of a share of Consideration Shares will be paid cash for an amount equal to such fraction.

(a) The Parties agree and acknowledge that, pursuant to terms of the License Purchase Agreement, Neo is obliged to pay to AnorTech Inc. (“AnorTech”), as successor in interest to Hudson Resources Inc. thereunder, an amount equal to five percent (5%) of the Purchase Price being US$1,000,000 of the Cash Consideration (the “AnorTech Cash Payment”) and US$750,000 of the Consideration Shares (the “AnorTech Consideration Shares” and, together with the AnorTech Cash Payment, the “AnorTech Payment”).

(b) The Parties acknowledge that Shenandoah Partners Management LLC (“Shenandoah”) holds a warrant to subscribe up to 106,122 shares of Neo Common Stock at an exercise price of US$1.50 per share, exercisable at any time until the earlier of the Effective Time and April 20, 2033 (the “Shenandoah Warrant”). The Parties acknowledge and agree that:

(i) in the event Shenandoah exercises the Shenandoah Warrant by paying the applicable exercise price by cash or wire transfer, Neo shall issue 106,122 shares of Neo Common Stock (the “Cash Exercise Shares”) to Shenandoah prior to Closing;

(ii) in the event Shenandoah elects to net exercise the Shenandoah Warrant (as described therein), Neo shall issue 53,811 shares of Neo Common Stock (the “Net Exercise Shares” and together with the Cash Exercise Shares, as applicable, the “Warrant Shares”) to Shenandoah prior to Closing; and

(iii) if Shenandoah fails to exercise the Shenandoah Warrant prior to the Effective Time, the Shenandoah Warrant shall terminate and be of no further force and effect as of the Effective Time.

(c) After giving effect to the AnorTech Payment, an aggregate of US$33,250,000 of the Purchase Price, consisting of US$19,000,000 of the Cash Consideration and US$14,250,000 of the Consideration Shares will be allocated among the Neo Stockholders on a pro rata basis as set forth on Schedule C-1 hereto; provided, however, that if the Cash Exercise Shares are issued prior to the Effective Time, such allocation shall be made in accordance with Schedule C-2; provided, further, that if the Net Exercise Shares are issued prior to the Effective Time, allocation shall be made in accordance with Schedule C-3. Schedule C-1, Schedule C-3 and Schedule C-3, as applicable, are sometimes referred to collectively as “Schedule C”.

1.6. Tax Consequences. For U.S. federal income Tax purposes, the Transaction is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

Article 2. Representations of Neo and the Neo Stockholders

As of the date of this Agreement and as of the Closing, subject to the exceptions and qualifications specifically set forth or disclosed in writing in the disclosure schedule delivered by Neo and the Neo Stockholders (the “Neo Disclosure Schedule”): (a) Neo represents and warrants to Purchaser and (b) solely with respect to Section 2.1, the Neo Stockholders, to the best of each such Neo Stockholders’ knowledge, represent and warrant, severally and not jointly, to Purchaser, in this Article 2, with such representations and warranties intended to apply to both Neo and/or its Subsidiaries, as and when applicable, and in the case of each Neo Stockholder only as to itself and not the other Neo Stockholders, as follows:

2.1. Good Title to Shares of Neo Common Stock. Each Neo Stockholder represents that it owns such number of shares of Neo Common Stock set forth opposite its name on Schedule A hereto, free and clear of any lien, encumbrance, adverse claim, restriction on sale or transfer (other than restrictions imposed by applicable securities laws), preemptive right or option; provided, that upon exercise of the Shenadoah Warrant, Shenandoah shall also own the resulting Warrant Shares.

2.2. Organization, Good Standing. Neo and each of its Subsidiaries is a corporation or limited liability company duly organized and validly existing under the laws of the jurisdiction in which it was formed. Neo has all requisite power and authority to own its assets, those properties and conduct those businesses presently owned or conducted by it, and is duly qualified to do business as it is now being conducted and is in good standing in the jurisdiction where the property owned, leased or used by it or the conduct of its business makes such qualification necessary, except where the lack of such qualification would not have a Material Adverse Effect on Neo.

2.3. Authorization. Neo has full corporate power and authority and each Neo Stockholder has the full power, right and authority to enter into this Agreement and each of the other documents that it will deliver pursuant to the Transaction (collectively, the “Operative Documents”), and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each Operative Document to which Neo or the Neo Stockholders is a Party will be, on the Closing Date, duly executed and delivered by each of Neo and the Neo Stockholder, as applicable, and this Agreement is, and each Operative Document to which Neo or the Neo Stockholder is a Party will be, on the Closing Date, a legal, valid and binding obligation of each of Neo and the Neo Stockholder, as applicable, enforceable against each of them in accordance with their respective terms of this Agreement and each such Operative Document, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity.

2.4. Authorized Capitalization. On the date of this Agreement, there are 10,872,890 issued and outstanding shares of Neo Common Stock all of which are owned, in the aggregate by the Neo Stockholders. All issued and outstanding shares of Neo Common Stock are validly issued, fully paid and nonassessable. Other than the Stockholder Agreement, the Shenandoah Warrant and the Warrant Shares issuable thereunder, there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character which obligate or may obligate Neo, or any of its subsidiaries to issue any additional shares of any of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of any such capital stock. Other than the Stockholder Agreement, there are no voting trusts or other agreements or understandings with respect to the capital stock of Neo to which Neo is a Party or by which Neo is bound, and there are no such agreements or understandings to which any of the Neo Stockholders are a Party or by which any of the Neo Stockholders are bound. None of the Neo Stockholders are indebted to Neo and Neo is not indebted to any of the Neo Stockholders.

2.5. Subsidiaries. Section 2.5 of the Neo Disclosure Schedule lists all of corporations, partnerships, joint ventures or other entities which Neo, directly or indirectly, holds any ownership, equity, profits or voting interest in, or otherwise controls (a “Subsidiary”). Neo has no agreement or commitment to purchase any such interest in any other corporation, partnership, joint venture or other kind of entity.

2.6. No Approvals or Notices Required; No Conflicts With Instruments. The execution, delivery and performance of this Agreement and the Ancillary Documents by Neo and each Neo Stockholder and the consummation of the transactions contemplated hereby and thereby will not in any way which would result in a Material Adverse Effect, (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to Neo or the Neo Stockholders, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person (the consent of all such Persons to be duly obtained by Neo and the Neo Stockholders at or prior to the Closing), (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any Party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Neo or the Neo Stockholder is a Party or by which either of them is bound or to which any of their assets are subject, (d) result in the creation of any lien or encumbrance upon the assets of Neo or upon the shares of Neo Common Stock, (e) conflict with or result in a breach of or constitute a default under any provision of the Certificate of Incorporation and Bylaws of Neo (the “Neo Organizational Documents”), or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of Neo, subject to the approval contemplated by Section 5.1(f) in each case and in all respects.

2.7. Financial Statements. Neo has delivered to Purchaser a consolidated unaudited financial statements including a balance sheet, income statement and general ledger of Neo and its Subsidiaries for the 12-month periods ending December 31, 2025 and December 31, 2024 and December 31, 2023 the trial balance of Neo and its Subsidiaries for the 12-month period ending December 31, 2025 (collectively, the “Financial Statements”). The Financial Statements each are complete and correct in all material respects and fairly present the financial condition of Neo as of the dates thereof and the results of their operations for the fiscal years and periods ended on such dates and each has been prepared on a basis consistent with prior accounting periods and in accordance with United States generally accepted accounting principles. The Financial Statements present fairly the financial position, results of operations and changes in financial position of Neo as of the dates and for the periods indicated.

Neo has no material liability or obligation of any nature (absolute, contingent or otherwise) which is not fully reflected or reserved against in the Financial Statements other than liabilities or obligations (i) in the ordinary course of business and consistent with past practice and not in excess of $10,000 in the aggregate or $2,500 individually or (ii) specifically set forth in Schedule 2.7.

2.8. Taxes. Neo has (a) duly and timely filed with the US Internal Revenue Service and other appropriate governmental agencies (domestic and foreign) all material tax returns, information returns and reports for all Taxes (as defined below) required to have been filed with respect to Neo and (b) paid in full or provided for all material Taxes, interest and other governmental charges which are shown to be due on such returns or reports. “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profit, license, withholding, payroll, employment, severance, stamp, occupation, windfall profit, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government including Greenland, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments. Furthermore, (i) the reserves and provisions for Taxes reflected in the 2025 Balance Sheet are adequate; (ii) no unresolved claim for assessment or collection of Taxes has been asserted or threatened against Neo and no audit or investigation by governmental authorities is under way with respect to Taxes, interest or other governmental charges; (iii) no state of facts exists or has existed which would constitute a reasonable basis for the assessment against Neo of any additional tax liability with respect to any period for which tax returns have been filed; and (iv) Neo has not filed or entered into any election, consent or extension agreement or any waiver that extends any applicable statute of limitations.

2.9. Mineral Rights

(a) The Mining Rights are in full force and effect. True, correct and complete copies of the Mining Rights been made available to Purchaser.

(b) So far as Neo and the Neo Stockholders are aware, Neo (including its Subsidiaries) is not in breach or default under the Mining Rights, and no event has occurred or circumstance exists which, with notice, lapse of time, or both, would constitute a breach or default by Neo (including its Subsidiaries), except to the extent such breach or default would not give rise to a right to terminate such Mining Rights. Neo or its Subsidiaries has not received any written notice alleging any breach, default, termination, suspension, or dispute under any Mining Rights.

(c) So far as Neo and the Neo Stockholders are aware, no event has occurred which would permit the counterparty to terminate, suspend, cancel, modify, or declare a forfeiture of the Mining Rights.

(d) All rentals, royalties, minimum payments, exploration expenditures, work commitments, and other amounts due under the Mining Rights have been timely paid or satisfied. There are no outstanding disputes regarding the calculation or payment of royalties or other amounts due.

(e) Neo (including its Subsidiaries) holds its interests under the Mining Rights free and clear of all Encumbrances other than Permitted Encumbrances Liens. There are no outstanding assignments, earn-in rights, net profits interests, royalties, streaming arrangements, production payments, or similar burdens affecting the Mining Rights.

(f) So far as Neo and the Neo Stockholders are aware, there are no material pending or threatened claims, disputes, or proceedings challenging the validity, enforceability, scope, or priority of the Mining Rights.

2.10. Contracts. Schedule 2.10 sets forth a list of all material written and oral material contracts to which Neo or any Subsidiary is a party to (each, a “Contract”). Each Contract is currently in full force and effect, and is enforceable by Neo or a Subsidiary in accordance with its terms. Neo or a Subsidiary is not in default under any such Contract and to the best knowledge of Neo or a Subsidiary, no other Person is in default under any such Contract, except to the extent such default would not give rise to a right to terminate such Contract. Without limiting the generality of the foregoing, Schedule 2.10 lists every employment, consulting, development or other agreement with any person or entity who performed any services or provided any intellectual property in connection with or relating to the business of Neo or a Subsidiary.

2.11. Assets.

(a) Schedule 2.11 sets forth a list of all tangible assets material tangible personal property owned by Neo and the Subsidiaries with a value of over $5,000 including machinery, equipment, furniture, fixtures, vehicles, computer hardware, inventory, leasehold improvements and other material fixed assets (collectively, the “Assets”), together with, where applicable, the location of such assets and whether such assets are owned or leased; and

(b) Neo and/or the applicable Subsidiary has good and valid title to, or in the case of leased assets, valid leasehold interests in, all Assets free and clear of all liens, claims, security interests, pledges, charges, encumbrances and restrictions of any kind, other than Permitted Encumbrances.

2.12. Corporate Books and Records. Neo has furnished or made available to Purchaser or its representatives for their examination true and complete copies of its (a) corporate formation documents of Neo and its Subsidiaries, including all amendments thereto, (b) the minute books of Neo and its Subsidiaries, and (c) the register books of Neo and its Subsidiaries, in each case to the extent such documents exist and are available to Neo.

2.13. Licenses, Permits, Authorizations, Etc. Neo has in effect the Permits necessary to conduct operations in all material respects as it is currently being conducted in accordance with the laws of any Governmental Authority having jurisdiction over their properties or activities, except for any such failure to obtain a Permit that has not had, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that it shall be the sole and exclusive obligation of the Purchaser to obtain any Permits necessary for future operations after the Closing). Neo has not received any written notification of any failure by it to have obtained any Permits.

2.14. Applicable Laws. Neo to the best of its knowledge has materially complied, and is in material compliance with, all applicable laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to the Assets, the failure to comply with which would, in the aggregate, have a Material Adverse Effect on Neo.

2.15. Legal Proceedings; Governmental Orders. There are no Actions pending or, to Neo’s knowledge, threatened (a) against or by Neo, which has a Material Adverse Effect on Neo or any of its properties or assets (or by or against any Neo or any Affiliate thereof and relating to Neo); or (b) against or by any Neo or any Affiliate of Neo that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Neo or any of its properties, rights or assets.

2.16. Anti-Corruption.

(a) Neo and, to Neo’s knowledge, its directors, officers and Employees are, and have been since January 1, 2025, in compliance in all material respects with all applicable Anti-Corruption Laws. There are no pending or, to Neo’s knowledge, threatened claims against Neo with respect to material violations of any applicable Anti-Corruption Laws.

(b) Neither Neo nor, to Neo’s knowledge, any director or officer or any employee of Neo (acting in the capacity of a director, officer or employee of Neo) nor, to Neo’s knowledge, any representative or agent of Neo (acting in the capacity of a representative or agent of Neo), has directly or indirectly:

(i) offered, promised, provided or authorized the provision of any money, property, contribution, gift, entertainment or other thing of value, directly or indirectly, to any Person to influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer, in each case, in violation of any applicable Anti-Corruption Laws;

(ii) accepted or received any contribution, payment, gift or expenditure that was unlawful; or

(iii) been the subject of any actual or threatened (in writing) action by any Governmental Authority alleging non-compliance with Anti-Corruption Laws.

2.17. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Article 2, INCLUDING THE RELATED PORTIONS OF THE NEO DISCLOSURE SCHEDULES, ALL OF THE RIGHT, INTEREST AND TITLE TO NEO, SHARES OF NEO COMMON STOCK, AND NEO’S ASSETS TO BE SOLD, CONVEYED, ASSIGNED, TRANSFERRED OR ASSUMED, AS APPLICABLE, IN ACCORDANCE WITH THIS AGREEMENT, SHALL BE SOLD, CONVEYED, ASSIGNED, TRANSFERRED OR ASSUMED ON AN “AS IS, WHERE IS” BASIS.

Article 3. Representations of Purchaser and Merger Sub

Except as set forth in the correspondingly numbered Section of the disclosure schedules delivered by Purchaser (the “Purchaser Disclosure Schedule”) on or after the date hereof, it being specifically agreed that disclosure of any item in any section of the Purchaser’s Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be a disclosure with respect to any other section to which the relevance of such item is reasonably apparent, Purchaser and Merger Sub hereby jointly and severally represent and warrant to Neo and the Neo Stockholders that, as of the date hereof and as of the Closing:

3.1. Organization and Authority of Purchaser and Merger Sub. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Purchaser and Meger Sub has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Purchaser or Merger Sub, as applicable, is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser and Merger Sub of this Agreement and any Ancillary Document to which Purchaser or Merger Sub, as applicable, is or will be a party, the performance by Purchaser and Merger Sub of its obligations hereunder and thereunder and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser and of Merger Sub. This Agreement has been duly executed and delivered by Purchaser and Merger Sub, and (assuming due authorization, execution and delivery by Neo) this Agreement constitutes a legal, valid and binding obligation of each of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub, as applicable, in accordance with its terms. When each Ancillary Document to which Purchaser or Merger Sub, as applicable, is or will be a party has been duly executed and delivered by Purchaser (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Purchaser or Merger Sub, as applicable, enforceable against it in accordance with its terms.

3.2. No Conflicts; Consents. The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Purchaser or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Purchaser or Merger Sub; or (c) except as set forth in the Purchaser Disclosure Schedule, require the consent, notice or other action by any Person under any Contract to which Purchaser or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser or Merger Sub in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Purchaser or Merger Sub, as applicable, is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the ability of Purchaser and Merger Sub to consummate the transactions contemplated hereby on a timely basis.

3.3. Legal Proceedings. (a) There are no Actions pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate of Purchaser (including Merger Sub) or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to Purchaser or Merger Sub, (b) there are no Governmental Orders outstanding against Purchaser or Merger Sub or any of their respective assets or properties that would, individually or in the aggregate, reasonably be expected to be material to Purchaser or Merger Sub, as applicable, and (c) no Action pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate of Purchaser (including Merger Sub), that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

3.4. Availability of Funds. The Purchaser at Closing will have, immediately available cash in an amount sufficient to allow the Purchaser to pay the cash portion of the Purchase Price.

3.5. Share Issuance. The Consideration Shares to be issued to the Neo Stockholders shall be, when issued as provided in this Agreement, duly authorized and validly issued in accordance with applicable law, fully paid and nonassessable, and will be free of any Liens other than (a) Permitted Encumbrances and (b) Encumbrances imposed by securities Laws. Issuance of the Consideration Shares will not, at the time of issuance in accordance with the terms of this Agreement, violate any pre-emptive rights, rights of first offer, rights of first refusal or similar rights of any Person. The Consideration Shares shall be registered and freely tradeable when issued.

3.6. Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of Neo and its business as it has deemed appropriate, which investigation, review and analysis was done by the Purchaser and its representatives. In entering into this Agreement, the Purchaser and Merger Sub each acknowledge that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Neo, the Neo Stockholders or their respective representatives (except the representations and warranties set forth in Article 2, including the related portions of the Neo Disclosure Schedule). The Purchaser and Merger Sub each acknowledge and agree that: (a) other than the representations and warranties set forth in Article 2, including the related portions of the Neo Disclosure Schedule, none of Neo, the Neo Stockholders, none of their Affiliates, nor any of their respective officers, directors, employees, agents, representatives or stockholders make or have made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to Neo, its business, or any other matter relating to the transactions contemplated by this Agreement, and the Purchaser is conducting the Transaction “as is” and “where is”; and (b) none of none of Neo, the Neo Stockholders, none of their Affiliates, nor any of their respective officers, directors, employees, agents, representatives or stockholders will have or will be subject to any liability or indemnification obligation to the Purchaser, Merger Sub or any other Person resulting from the distribution to the Purchaser or its Affiliates (including Merger Sub) or representatives of, or the Purchaser’s or Merger Sub’s use of, any information relating to Neo or its business or any other matter relating to the transactions contemplated by this Agreement, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to the Purchaser or its Affiliates (including Merger Sub) or representatives, whether orally or in writing.

Article 4. Covenants

4.1. Conduct of Business Prior to the Closing. From the date hereof until the Closing, Neo shall (x) conduct its business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of Neo and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with such company.

4.2. No Solicitation of Other Bids. From the date hereof until the earlier of Closing or the termination of this Agreement, Neo shall, and shall not authorize or permit any of its respective or any of its Representatives to, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Neo shall immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person concerning the acquisition of the Neo or the Mineral Rights whatever form such a proposed transaction would take.

4.3. Notice of Certain Events.  From the date hereof until the Closing, Neo shall promptly notify Purchaser in writing of: (a) any fact, circumstance, event or action which comes to its attention the existence, occurrence or taking of which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Neo; (b) any notice or other communication from any Person alleging that the of such Person is or may be required in connection with the completion the transaction contemplated by this Agreement; and (c) any notice or other communication from any Governmental Authority in connection with the completion of the transaction contemplated by this Agreement.

4.4. Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), Neo shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

4.5. Access and Information. Subject to Purchaser’s compliance with Section 4.6 hereof, Neo shall afford Purchaser and its accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Closing to all of Neo’s properties, books, contracts, commitments and records (including, but not limited to, tax returns), and, during such period, Neo shall furnish promptly to Purchaser all information concerning the Neo’s business, properties and personnel as Purchaser may reasonably request.

4.6. Confidentiality. In connection with the transactions contemplated herein, Purchaser and Neo are furnishing each other and the Neo Stockholders with certain information, which is either nonpublic, confidential or proprietary in nature (including the existence of and terms and conditions of this Agreement). All such information furnished by one Party to the other or its representatives is hereinafter referred to as the “Confidential Information”. As used in this Agreement, the “representatives” of any Party shall mean such Party’s officers, employees, agents or other representatives, including, without limitation, attorneys, accountants, consultants and financial advisors. In consideration of each Party’s being furnished with the Confidential Information of the other, each Party agrees that:

(a) The Confidential Information will be kept confidential and except as required by law (including Purchaser’s U. S. Securities Exchange Commission reporting requirements), will not, without the prior written consent of the Party supplying the information, be disclosed by the receiving Party or its representatives in any manner whatsoever, in whole or in part, and will not be used by the receiving Party or its representatives directly or indirectly for any purpose other than evaluating and facilitating the transactions contemplated herein; provided, however, that upon the execution of this Agreement by Purchaser, the Neo Stockholders and Neo, Purchaser and its representatives will be free to use the Confidential Information to the extent required by law in any subsequent filings with federal or state authorities relating to the transactions contemplated herein. Each Party agrees to transmit the Confidential Information only to those of its representatives who need to know the Confidential Information for the purpose of advising it regarding any of the purposes for which it is permitted to use the Confidential Information under the terms of this Agreement, who are informed by the Party supplying such information of the confidential nature of the Confidential Information and who are directed by such Party to comply with the terms of this Agreement. Each Party will be responsible for any material breach of this Agreement by its representatives.

(b) Without the prior written consent of the other parties to this Agreement, no Party or any of its representatives will disclose to any other person the fact that the Confidential Information has been made available, or any of the terms, conditions or other facts with respect to the transactions contemplated herein, including the status thereof, except as required by law or permitted under the terms of this Agreement.

(c) In the event the parties do not proceed with the transactions contemplated herein, the Confidential Information and all copies thereof will be destroyed or returned promptly without retaining any copies thereof. Analyses, notes, studies or other documents prepared by any Party or its representatives for the purpose of assisting it in connection with the transactions contemplated herein will be held by the receiving Party and kept confidential and subject to the terms of this Agreement or, at the election of the other Party, destroyed.

(d) This Section 4.6 shall be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by the receiving Party or its representatives which is not required by law; (ii) become available to the receiving Party from a source with no obligation of confidentiality to the other Party; (iii) describe technology independently developed by the receiving Party; or (iv) were known to the receiving Party on a non-confidential basis prior to its disclosure to the receiving Party by the supplying Party or one of its representatives.

(e) In the event that a receiving Party or any of its representatives is requested or becomes legally compelled (by written or oral interrogatories, subpoena, civil or criminal investigative demand or similar process) to disclose any of the Confidential Information for purposes not permitted by this Agreement, the receiving Party will provide the supplying Party with prompt written notice so that the supplying Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the supplying Party waives compliance with the provisions of this Agreement, the receiving Party will furnish only that portion of the Confidential Information which is legally required, and will exercise good faith efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(f) Each Party agrees that the other parties shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of clause (a), (b), (c) or (e) of this Section 4.6. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 4.6 by any Party or its representatives but shall be in addition to all other remedies available at law or equity.

(g) It is further understood and agreed that no failure or delay by any Party in exercising any right, power or privilege under this Section 4.6 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of such any right, power or privilege hereunder.

4.7. Cooperation. Each Party hereto will make commercially reasonable efforts to cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each Party will use its best efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof. No Party will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such Party in this Agreement or any of the Ancillary Documents untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

4.8. Certain Provisions Related to Consents. Neo shall use commercially reasonable efforts prior to and after the Closing to obtain all consents that are required in connection with the transactions contemplated by this Agreement and the other Ancillary Documents. Neo shall cooperate as reasonably necessary or desirable to secure the third party consents, including, without limitation, providing to such third party information, including financial information.

4.9. Further Acts. After the Closing Date, each Party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement or any Ancillary Document, to maintain for Purchaser full title to all properties, assets and rights of Neo and to effect the transfer of the shares of Neo Common Stock to Purchaser and to effect the issuance of the Consideration Shares to the Neo Stockholders and to consummate any other transaction contemplated herein.

Article 5. Conditions to Closing

5.1. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment by Neo’s or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Neo contained in this Agreement and the Ancillary Documents shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Neo’s ability to consummate the transactions contemplated by this Agreement.

(b) Neo shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, Neo shall have performed such agreements and covenants, as so qualified, in all respects.

(c) Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized representative of Neo, that each of the conditions of Sections 5.1(a) and 5.1(b) have been satisfied.

(d) No Action shall have been commenced against Purchaser or Neo, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e) The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Purchaser.

(f) Purchaser obtaining from the government of Greenland approval under section 69 of the Greenland Mineral Activities Act (in Danish: Inatsisartutlov om mineralaktiviteter) to the indirect transfer of the Mineral Rights to the Purchaser as a result of the Transaction.

(g) Neo shall have delivered to Purchaser a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Neo is organized.

(h) Each Neo Stockholder shall have delivered to Purchaser (x) an instrument dated the Closing Date releasing Neo from any and all (i) claims prior to the Closing Date of such Neo Stockholder against Neo from and (ii) obligations prior to the Closing Date of Neo to such Principal Neo Stockholder, except for obligations arising under this Agreement or the transactions contemplated hereby and (y) an Investment Letter containing such Neo Stockholder’s representations related to the availability of an exemption under the Securities Act of 1933, as amended and receipt.

(i) Purchaser shall have received resignations effective as of the Closing of all of the directors and officers of Neo.

(j) All stockholder agreements and other agreements related to the Neo Shares have been terminated.

5.2. Conditions to Obligations of Neo. The obligation of Neo to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Neo’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Purchaser and Merger Sub contained in this Agreement and the Ancillary Documents shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(b) Purchaser and Merger Sub shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, Purchaser or Merger Sub (as applicable) shall have performed such agreements and covenants, as so qualified, in all respects.

(c) Neo shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Sections 5.2(a) and 5.2(b) herein have been satisfied.

(d) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(e) The Ancillary Documents shall have been executed and delivered by the parties thereto and complete copies thereof shall have been delivered to Neo.

(f) Purchaser shall have made the AnorTech Payment to AnorTech.

(g) Each Neo Stockholder shall have received its of the Purchase Price as set forth on Schedule C.

Article 6. Termination, Amendment and Waiver

6.1. Termination. At any time prior to the Closing, this Agreement may be terminated and the Transaction abandoned by authorized action taken by the terminating party (notwithstanding approval and adoption of this Agreement by the Neo Stockholders):

(a) by mutual written consent of the Purchaser and Neo;

(b) at any time after September 1, 2026 (the “Termination Date”) by Neo, by giving written notice of such termination to the Purchaser, if the Closing shall not have occurred on or prior to such date; or

(c) by either Purchaser or Neo, if any permanent injunction or other Governmental Order of a Governmental Authority of competent authority preventing the consummation of the Transaction shall have become final and nonappealable.

6.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, Neo, the Neo Stockholders or their respective officers, directors, stockholders or affiliates; provided, however, that the provisions of this Section 6.2 (Effect of Termination), Section 6.3 (Termination Fee) and Article 8 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement.

6.3. Termination Fee. In the event that this Agreement is terminated by Neo pursuant to (a) Section 6.1(b) because the condition of Section 5.1(f) has not been satisfied by the Termination Date or (b) Section 6.1(c) because of such an injunction or other Governmental Order precluding satisfaction of Section 5.1(f), then Purchaser shall pay to the Neo Stockholders a termination fee equal to US$1,000,000 (the “Termination Fee”) within five (5) Business Days following such termination of this Agreement by wire transfer of immediately available funds. The parties acknowledge that the agreement contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement and that, without this agreements, the parties would not enter into this Agreement. Accordingly, if (i) the Termination Fee is payable pursuant to Section 6.3, (ii) Purchaser fails to pay promptly the Termination Fee, and (iii) in order to obtain the Termination Fee, a Neo Stockholder commences a suit that results in a judgment against Purchaser for the Termination Fee or any portion thereof, Purchaser shall pay to the Neo Stockholder its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Termination Fee at a rate equal to five percent (5%) per annum. Notwithstanding anything to the contrary contained in this Agreement, if the Termination Fee is payable pursuant to Section 6.3, the Neo Stockholders’ receipt of the Termination Fee pursuant to Section 6.3 shall be the sole and exclusive remedy of the Neo Stockholders against Purchaser and any of its former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents for any and all losses suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of such amounts, none of Purchaser, or any of its former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, however, that (x) the foregoing shall not impair the Company’s right to specific performance pursuant to Section 8.9, (y) the parties shall remain obligated for, and Neo shall be entitled to remedies with respect to, breaches of Section 4.6 and (z) Purchaser shall remain liable hereunder for any obligations of Purchaser to pay fees, expenses or interest pursuant to this Section 6.3. Each of the parties acknowledges and agrees that the Termination Fee is not a penalty but constitutes liquidated damages in a reasonable amount that will compensate the Neo Stockholders in circumstances in which the Termination Fee is payable.

6.4. Amendment. Subject to the provisions of applicable Law, the Parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the Parties hereto. To the extent permitted by applicable Law, Purchaser and the Neo Stockholder Representative may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Purchaser and the Neo Stockholder Representative.

6.5. Extension; Waiver. At any time at or prior to the Closing, any Party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Neo Stockholder Representative and Purchaser may, to the extent legally allowed, (x) extend the time for the performance of any of the obligations or other acts of the other, (y) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (z) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto or the Neo Stockholder Representative to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

Article 7. Indemnification

7.1. Survival. Each of the representations, warranties and covenants in this Agreement or any agreement or certificate to be executed or delivered in connection with the transactions contemplated by this Agreement shall survive the Closing for a period of twelve (12) months (except for representations under Section 3.1 and Section 2.1 which shall survive the Closing for a period of thirty-six (36) months) or until termination of this Agreement pursuant to Section 6.1 and, following the Closing or the termination of this Agreement, as the case may be, no party shall make any claim whatsoever for any breach of any such representation, warranty or covenant hereunder, subject to Section 6.2.

7.2. Indemnification. After the Closing, and subject to the limitations set forth in this Article 7, each Neo Stockholder shall severally, and not jointly, indemnify Purchaser, Purchaser’s Affiliates (including, after the Closing, Neo and its Subsidiaries) and, if applicable, their respective officers, directors, managers, stockholders, employees, advisors, representatives and agents, and their respective assigns (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all Damages, which they suffer, sustain or become subject to as a result of:

(a) any breach of or inaccuracy in any representation or warranty of Neo contained in this Agreement (as qualified by the Neo Disclosure Schedule), any certificate delivered by Neo pursuant to this Agreement or any Ancillary Document delivered by or on behalf of the Company at or prior to the Closing; or

(b) any breach or nonfulfillment of any covenant or agreement made by Neo or the Neo Stockholder Representative in this Agreement or any Ancillary Document delivered by or on behalf of Neo at or prior to the Closing.

7.3. Limitation on Indemnification.

(a) Notwithstanding anything contained in this Agreement to the contrary: no indemnification shall be available under Section 7.2(a) to any individual claim or series of related claims based on a similar set of operative facts (i) unless such claim or series of related claims is greater than US$25,000 (the “De Minimis Amount”) in which case Indemnified Person shall be entitled to recover for all such Damages in connection with such claim or series of related claims (including the De Minimis Amount), and (ii) unless and until all Damages exceed US$1,000,000 (the “Indemnification Basket”), after which time the Indemnified Persons shall be entitled to be indemnified against and compensated and reimbursed for all such Damages above US$1,000,000, up to a maximum aggregate amount equal to US$3,500,000 (the “General Cap”); provided, however, that the Indemnification Basket and the General Cap shall not apply to Damages arising under or resulting from breaches of Section 2.1.

(b) In no event shall aggregate Damages subject to indemnification pursuant to Section 7.2 exceed the Purchase Price.

(c) Each Neo Stockholder shall be liable for any claims for Damages made under Section 7.2 based on such Neo Stockholder’s pro rata portion of the Purchase Price. Notwithstanding the foregoing, no Neo Stockholder shall be liable under Section 7.2 for an amount in excess of such Neo Stockholder’s pro rata portion of the Purchase Price actually received by such Neo Stockholder to Section 5.2(f).

Article 8.Miscellaneous

8.1. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

8.2. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses:

If to Neo:	8101 E. Prentice Ave., Suite 525 Greenwood Village, CO 80111 E-mail: laz.nikeas@westonenergyllc.com Attention: Lazaros Nikeas

with a copy (which shall not constitute notice) to:	DLA Piper LLP (US) 1251 Avenue of the Americas New York NY 10020 Attention: Alexandra Lauvaux Email: alexandra.lauvaux@us.dlapiper.com

If to Purchaser or Merger Sub:	1300 South Boulevard, Unit D Charlotte, NC 28203 E-mail: mailto:jeff@greenlandmines.com Attention: Jeff LeBlanc

with a copy (which shall not constitute notice) to:	Cyruli Shanks & Zizmor, LLP 420 Lexington Avenue, Suite 2320 E-mail: pgoodman@cszlaw.com Attention: Paul Goodman

If to the Neo Stockholders or the Neo Stockholder Representative:	Lazaros Nikeas c/o Weston Energy III, LLC 410 Park Avenue, 19th Floor New York, NY 10022 E-mail: laz.nikeas@westonenergyllc.com Attention: Lazaros Nikeas

with a copy (which shall not constitute notice)to:	DLA Piper LLP (US) 1251 Avenue of the Americas New York NY 10020 Attention: Alexandra Lauvaux Email: alexandra.lauvaux@us.dlapiper.com

8.3. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.4. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforc0eable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.5. Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

8.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Purchaser may, without the prior written consent of Neo, assign all or any portion of its rights under this Agreement a direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

8.7. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.8. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN COUNTY OF KENT, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.

8.9. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

8.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

8.11. Neo Stockholders Representative. Each Neo Stockholder individually, irrevocably and unconditionally appoints Lazaros Nikeas as the sole and exclusive agent, proxy and attorney-in-fact for such Neo Stockholder for all purposes of this Agreement and the Transaction, with full and exclusive power and authority to act on such Neo Stockholder’s behalf. The appointment of the Neo Stockholder Representative hereunder is coupled with an interest, shall be irrevocable and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Neo Stockholder.

(a) Without limiting the generality of the foregoing, the Neo Stockholder Representative is hereby authorized, on behalf of the Neo Stockholders to:

(i) to represent the Neo Stockholders vis-à-vis the Purchaser for the purposes of performance of this Agreement, including the exercise of all rights and/or the performance of all obligations of the Neo Stockholders;

(ii) to give any document, communication, notice, statement, permission, consent, waiver or agreement, including any direction or waiver which the Neo Stockholders must or may give in writing or otherwise, under this Agreement;

(iii) to receive on behalf of the Neo Stockholders any document, communication, notice, statement, permission, consent, waiver or agreement, including any direction or waiver which the Purchaser gives or delivers under this Agreement;

(iv) to receive any payments due to the Neo Stockholders or any of them made by the Purchaser or any other person under this Agreement or any such document contemplated by this Agreement.

(b) The Purchaser shall for all purposes and in all respects accordingly be entitled at all times and without enquiry to rely on the appointment and authority of the Neo Stockholder Representative for the actions described in Section 8.11(a).

(c) Without limiting Section 8.11(b), the Parties acknowledge and agree that:

(i) Every action described in Section 8.11(a) taken by (or failed to be taken by) the Neo Stockholder Representative acting (or purporting to act) in such capacity shall for all purposes under or in connection with this Agreement be (and, as applicable, is deemed to be), and is sufficient as, an action taken by (or failed to be taken by) each and every Neo Stockholder; and

(ii) every action taken by the Purchaser with respect to the Neo Stockholder Representative (including those expressly referred to in Section 8.11(a)) shall, for all purposes under or in connection with this Agreement, be (and, as applicable, is deemed to be), and is sufficient as, an action taken in respect of each and every applicable Neo Stockholder.

(d) All acts of the Neo Stockholder Representative pursuant to this Section 8.11 shall be deemed to be acts by, for and on behalf of the relevant Neo Stockholders, and not of the Neo Stockholder Representative personally.

(e) The Neo Stockholder Representative acting in such capacity will not have any liability to any Party in respect to its actions as Neo Stockholder Representative under this Agreement, other than to the extent caused by the Neo Stockholder Representative’s fraud or dishonesty.

(f) Nothing in this Section 8.11 shall prevent any Neo Stockholder from itself exercising any right, or performing any obligation, in respect of the Purchaser under this Agreement.

(g) The foregoing appointment of the Neo Stockholder Representative is for administrative convenience only, and, save as set out above regarding the due discharge of the relevant obligations and exercise of the relevant rights, the rights, obligations and liabilities of the Neo Stockholders and the Purchaser remain vested in them.

8.12. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents” means such documents and agreements, other than this Agreement, required to be executed and delivered under this Agreement.

“Anti-Corruption Law” means shall mean applicable anti-bribery and anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act (as amended) and the Bribery Act of the United Kingdom (as amended).

“Damages” means all reasonable out of pocket costs or damages, including (a) damages, losses, debts, deficiencies, injuries, judgments, awards, Taxes, diminution in value, loss of profits, interests, fines, penalties, settlements, payments, Actions, Encumbrances or other liabilities of any kind or nature, and (b) fees, costs or expenses of investigating, defending, asserting or settling any of the foregoing (including interest, court or arbitration costs and fees and expenses of attorneys, advisors, expert witnesses or other professionals), in each case arising from claims (including but not limited to negligence claims), actions or, causes of actions; provided, however, that “Damages” shall not include punitive damages.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“License Purchase Agreement” means that certain License Purchase Agreement by and between Neo Performance Materials Inc. and Hudson Resources Inc., dated August 8, 2022, as modified by that certain Amendment No. 1 to License Purchase Agreement, dated March 23, 2023, and that certain Assignment and Assumption Agreement by and among Neo Performance Materials, Inc. and Neo, dated April 6, 2023.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of a party, or (b) the ability of a party to this Agreement to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which a party operates; (iii) any changes in financial or securities markets in general; (iv) any action required or permitted by this Agreement or any action taken (or omitted to be taken) by mutual agreement of the parties hereto; (v) any changes in applicable Laws; (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (vii) any natural or man-made disasters or acts of God; (viii) any epidemics, pandemics, or disease outbreaks or any worsening thereof; or (ix) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the party compared to other participants in the industries in which the party conducts its businesses.

“Neo Common Stock” means the common stock of Neo, $0.0001 par value per share.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due and payable, (ii) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business, the existence of which would not constitute an event of default under, or breach of, a real property lease and the liabilities of Neo in respect of which are not overdue or otherwise in default, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any owned real property which are not violated in any material respect by the current use and operation of the owned real property, (iv) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting the value of, or the current occupancy or use of the owned real property in any material respect, (v) liens to secure landlords, lessors or renters under leases or rental agreements (to the extent Neo is not in default under such lease or rental agreement) and (vi) liens to secure customs and duties.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Stockholder Agreement” means that Amended and Restated Stockholders Agreement by and among Neo and each of the Neo Stockholders, dated April 20, 2023.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first written above by their duly authorized officers or representatives.

PARENT:	GREENLAND MINES LTD

	By:	/s/ Jeff LeBlanc
	Name:	Jeff LeBlanc
	Title:	Chief Financial Officer

MERGER SUB:	GREENLAND RARE EARTHS CORP.

	By:	/s/ Jeff LeBlanc
	Name:	Jeff LeBlanc
	Title:	Chief Financial Officer

NEO:	NEO NORTH STAR RESOURCES, INC.

	By:	/s/ Lazaros Nikeas
	Name:	Lazaros Nikeas
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first written above by their duly authorized officers or representatives.

NEO STOCKHOLDERS:	NEO NORTH STAR HOLDINGS, LLC

By: Neo Performance Materials, Inc.
Its: Sole Member

	By:	/s/ Kevin D. Morris
	Name:	Kevin D. Morris
	Title:	Chief Strategy Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first written above by their duly authorized officers or representatives.

NEO STOCKHOLDERS:	WESTON ENERGY III, LLC

	By:	/s/ Lazaros Nikeas
	Name:	Lazaros Nikeas
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first written above by their duly authorized officers or representatives.

NEO STOCKHOLDERS:
/s/ Constantine Karayannopoulos
Constantine Karayannopoulos